Exhibit 99.1

FOR IMMEDIATE RELEASE

MOTIVE NAMES CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Alfred Mockett, Telecommunications Veteran, Tapped to Lead Company

AUSTIN, Texas – Feb. 21, 2006 – Motive, Inc., a leading provider of broadband management software, today announced the appointment of a new chairman and chief executive officer.

Alfred Mockett brings to Motive more than 30 years of experience in executive management and strategic decision-making in the technology and telecommunications industries, including ten years at BT, where he served as chief executive of BT Ignite, the company’s $6 billion broadband and Internet services business unit. More recently, Mr. Mockett was the chairman and chief executive officer of American Management Systems (AMSY), the $1 billion revenue IT consulting and professional services company. AMS was acquired in 2004 by the CGI Group.

Mr. Mockett’s appointment follows the resignation of Scott L. Harmon, who had served as Motive’s CEO and Chairman and co-founded the company in 1997. Mr. Harmon will continue to work with Motive as a consultant.

“Alfred brings significant strength to Motive’s executive management team during an important time in the company’s history,” said Motive director Mike Maples, Sr. “His leadership abilities and vision, combined with his unique industry perspective, will be key assets for Motive.”

“Motive has consistently delivered compelling results to a world-class customer base,” said Alfred Mockett. “I am excited to take this role and help Motive grow with the industry as the era of broadband service convergence takes shape. I look forward to working with Motive’s customers and employees to ensure we continue to deliver the leading-edge technology our customers have come to expect.”

“Given the battle for the ‘digital home,’ and Motive’s unique positioning, having Alfred join us and lead Motive at this time is a tremendous opportunity that will help the company capitalize on changing market dynamics, and position it for future growth and success,” said Mr. Harmon.

As chairman and chief executive officer, Mr. Mockett has been granted 200,000 shares of restricted stock and a non-qualified stock option to purchase up to 750,000 shares of Motive’s common stock at an exercise price of $3.40 per share. Shares subject to both the restricted stock grant and the option will vest on a quarterly basis over three years and may be subject to accelerated vesting under certain circumstances, including upon a change-in-control of Motive.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTVE) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains forward-looking statements. Actual events or results may differ materially from those described in this press release. Additional information concerning risk factors associated with our business can be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:
Cybele Diamandopoulos	April Downing
Motive, Inc.	Motive, Inc.
512-506-4272	512-531-1038
cdiamand@motive.com	ir@motive.com